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                                                                    EXHIBIT 4.13

                                 FEE AGREEMENT
                            [BVBC CAPITAL TRUST II]

         This Fee Agreement is made as of April 10, 2003 (the "Agreement"), by and between Wilmington Trust Company, a Delaware banking corporation ("Wilmington Trust"), and Blue Valley Ban Corp ("Sponsor").

                                   WITNESSETH

         WHEREAS, pursuant to a Declaration of Trust of BVBC Capital Trust II (the "Trust"), dated as of March 28, 2003 (the "Trust Agreement"), between Wilmington Trust and Sponsor, Wilmington Trust will act as Trustee of the Trust governed by the Trust Agreement;

         WHEREAS, Wilmington Trust is entitled to compensation for its services as Trustee and, pursuant to a separate written agreement between MM Community Funding IX, Ltd. ("MM") and Wilmington Trust, MM has agreed to pay Wilmington Trust's annual administration fee through the period ending on the termination of the Trust on behalf of Sponsor; and

         WHEREAS, Wilmington Trust and Sponsor desire to set forth with greater particularity the specific agreement as to the compensation owing to Wilmington Trust from Sponsor pursuant to the Trust Agreement.

         NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows.

         1. Wilmington Trust reserves the right to charge a reasonable fee, payable by the Sponsor, relating to the termination of the Trust and the final distribution of the property held by the Trust, provided, however, that any such fee shall be competitive with the fees charged by other trustees similarly situated.

         2. Wilmington Trust confirms that its outside counsel fees and expenses in connection with each Trust through the closing on April 10, 2003 of the transactions relating to MM (the "Closing Date") have been paid in full. Wilmington Trust's outside counsel fees and expenses in connection with routine transactional matters arising after the Closing Date, if any, are additional, shall be billed separately and shall be payable by Sponsor within 20 days after an invoice therefore is submitted to Sponsor.

         3. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same Agreement.

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         4.       Invoices should be sent to the individuals set forth below, or at such other address as such party shall hereafter furnish in writing:

                              Blue Valley Ban Corp
                                   11935 Riley
                             Overland Park, KS 66213
                               913-234-2345 (Tel)
                               913-234-7145 (Fax)
                            Contact: Mark A. Fortino
                                     Email:

         5. No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

         6. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of the day first above written.

                                         WILMINGTON TRUST COMPANY

                                         By: /s/ Donald G. MaCKelcan
                                             --------------------------
                                         Name: Donald G. MaCKelcan
                                         Title: Vice President

                                         BLUE VALLEY BAN CORP

                                         By: /s/ Robert D. Regnier
                                             --------------------------
                                         Name: ROBERT D. REGNIER
                                         Title: President, Chief Executive
                                         Officer and Director

Fee Agreement